Herc Holdings Reports First Half 2025 Results and
Updates 2025 Full Year Guidance

Second Quarter 2025 Highlights
–H&E acquisition closed on June 2, 2025
–Completed financing of $4.4 billion of new debt at weighted average interest rate of 6.8%
–Equipment rental revenue of $870 million increased 14%
–Total revenues of $1,002 million increased 18%
–Net loss of $35 million or $1.17 per share driven primarily by the H&E acquisition transaction costs and loss on Cinelease assets held for sale
–Adjusted EBITDA of $406 million increased 13% with adjusted EBITDA margin of 41%

Bonita Springs, Fla., July 29, 2025 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended June 30, 2025.
“The second quarter marked an important milestone for our company. On June 2nd, we completed the transaction to bring Herc Rentals and H&E Equipment Services together. This acquisition, the largest in the industry, will accelerate our strategy to deliver market leading growth and superior value creation by providing geographic and customer diversification, a substantially expanded footprint in key regions with economies of scale, and a larger fleet to strengthen our position as a premier rental company in North America,” said Larry Silber, president and chief executive officer.

“With the merger now behind us, our focus is on integration, optimization and ensuring delivery of the revenue and cost synergy targets we established. It has been only about 8 weeks since the close and I am pleased with the go-to-market collaboration, fleet sharing, and process alignment. The teams are working very well together, united in their shared commitment to our customers’ success and energized by the unique opportunity that our combined strengths represent.”

“While integration is off to a great start, of course there is a lot of work ahead. H&E’s performance was impacted by disruptions to the employee base during the acquisition bidding process and through the closing. Since taking over, we have stabilized that, but dis-synergies had already resulted. Those, combined with the continued moderation in the interest-rate sensitive commercial sector are factored into our new, combined outlook for 2025, which also incorporates offsetting strength in mega project activity and ongoing growth in our specialty solutions business.”

2025 Second Quarter Financial Results

•Total revenues increased 18% to $1,002 million compared to $848 million in the prior-year period. This year-over-year increase was driven by a 14% increase in equipment rental revenue, which includes the impact of second half 2024 acquisitions and the June 2025 results of H&E. Sales of rental equipment increased by $41 million during the period.

•Dollar utilization decreased to 38.3% in the second quarter compared to 41.0% in the prior-year period, primarily reflecting the impact from the H&E acquisition and year-over-year decline of the Cinelease business.

•Direct operating expenses were $379 million, or 43.6% of equipment rental revenue, compared to $326 million, or 42.6% in the prior-year period. The increase as a percent of rental revenue related to lower fixed cost absorption due to the ongoing moderation in certain local markets.

•Depreciation of rental equipment increased 18% to $195 million due to higher year-over-year average fleet size primarily as a result of the H&E acquisition. Non-rental depreciation and amortization increased 50% to $45 million primarily due to amortization of intangible assets related to the H&E and Otay acquisitions and an increase in non-rental asset depreciation resulting from the growth of the business.

•Selling, general and administrative expenses were $127 million, or 14.6% of equipment rental revenue compared to $117 million, or 15.3% of equipment rental revenue in the prior-year period. The improvement as a percent of equipment rental revenue was related to initial cost synergies obtained through reduction of H&E corporate overhead as well as overall cost control measures introduced to mitigate the impact of ongoing moderation in certain local markets.

•Transaction expenses were $73 million compared to $3 million in the prior-year period. The increase is related to costs incurred for the H&E acquisition, primarily advisory fees of $27 million, commitment fees related to the bridge facility of $21 million and various other consulting and legal fees.

•Interest expense increased to $86 million compared with $63 million in the prior-year period due to new debt facilities issued in June 2025 to fund the H&E acquisition.
•Loss on assets held for sale was $49 million during the second quarter of 2025 to adjust the carrying value of Cinelease net assets to its fair value less estimated costs to sell.

•Net loss was $35 million compared to net income of $70 million in the prior-year period. Adjusted net income decreased 24% to $56 million, or $1.87 per diluted share, compared to $74 million, or $2.60 per diluted share, in the prior-year period. The income tax benefit in the second quarter was primarily driven by the non-deductible transaction costs related to the H&E acquisition.

•Adjusted EBITDA increased 13% to $406 million compared to $360 million in the prior-year period and adjusted EBITDA margin was 40.5% compared to 42.5% in the prior-year period. The decrease was primarily due to the increased volume of lower margin sales of used equipment and the impact of the H&E acquisition.

2025 First Half Financial Results

•Total revenues increased 13% to $1,863 million compared to $1,652 million in the prior-year period. The year-over-year increase was driven by a 8% increase in equipment rental revenue, which includes the impact of second half 2024 acquisitions and the June 2025 results of H&E. Sales of rental equipment increased by $77 million during the period.

•Dollar utilization decreased to 38.0% compared to 40.4% in the prior-year period, primarily reflecting the impact from the H&E acquisition and year-over-year decline of the Cinelease business.

•Direct operating expenses were $706 million, or 43.9% of equipment rental revenue, compared to $633 million, or 42.7%, in the prior-year period. The increase as a percent of rental revenue related to lower fixed cost absorption due to the ongoing moderation in certain local markets.

•Depreciation of rental equipment increased 13% to $367 million due to higher year-over-year average fleet size, primarily as a result of the H&E acquisition. Non-rental depreciation and amortization increased 32% to $78 million, primarily due to amortization of intangible assets related to the H&E and Otay acquisitions and an increase in non-rental asset depreciation resulting from the growth of the business.

•Selling, general and administrative expenses were $245 million, or 15.2% of equipment rental revenue, compared to $229 million, or 15.4% of equipment rental revenue, in the prior-year period. The improvement as a percent of equipment rental revenue was related to initial cost synergies obtained through reduction of H&E corporate overhead as well as overall cost control measures introduced to mitigate the impact of ongoing moderation in certain local markets.

•Transaction expenses were $147 million compared to $6 million in the prior-year period. The increase related to costs incurred for the H&E acquisition, primarily a $64 million termination fee paid on behalf of H&E, advisory fees of $27 million, commitment fees related to the bridge facility of $21 million and various other consulting and legal fees.

•Interest expense increased to $148 million compared with $124 million in the prior-year period due to new debt facilities issued in June 2025 to fund the H&E acquisition.

•Loss on assets held for sale was $49 million during the first half of 2025 to adjust the carrying value of Cinelease net assets to its fair value less estimated costs to sell.

•Net loss was $53 million compared to net income of $135 million in the prior-year period. Adjusted net income decreased 34% to $93 million, or $3.17 per diluted share, compared to $141 million, or $4.96 per diluted share, in the prior-year period. The income tax benefit in the first half was primarily driven by the level of pre-tax loss offset by non-deductible transaction costs related to the H&E acquisition.

•Adjusted EBITDA increased 7% to $745 million compared to $699 million in the prior-year period and adjusted EBITDA margin was 40.0% compared to 42.3% in the prior-year period, primarily due to the increased volume of lower margin sales of used equipment and the impact of the H&E acquisition.

Rental Fleet
•Net rental equipment capital expenditures were as follows (in millions):

	Six Months Ended June 30,
	2025	2024
Rental equipment expenditures	$421	$468
Proceeds from disposal of rental equipment	(183)	(125)
Net rental equipment capital expenditures	$238	$343
•As of June 30, 2025, the Company's total fleet was approximately $9.9 billion at OEC.
•Average fleet at OEC in the second quarter increased 21% compared to the prior-year period.
•Average fleet age was 46 months and 47 months at June 30, 2025 and 2024, respectively.

Disciplined Capital Management
•The Company opened 11 new greenfield locations during the six months ended June 30, 2025.

•Net debt was $8.3 billion as of June 30, 2025, with net leverage of 3.8x1 compared to 2.6x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to approximately $1.6 billion of liquidity as of June 30, 2025.

•The Company declared its quarterly dividend of $0.70 paid to shareholders of record as of May 30, 2025 on June 13, 2025.

(1) Current period net leverage is calculated using pro forma trailing twelve month adjusted EBITDA including the standalone, pre-acquisition results of H&E.

2025 Outlook—Excluding Cinelease
The Company is updating its full year 2025 equipment rental revenue, adjusted EBITDA, and gross and net rental capital expenditures guidance ranges, excluding Cinelease studio entertainment and lighting and grip equipment rental business.

Equipment rental revenue:	$3.7 billion to $3.9 billion
Adjusted EBITDA:	$1.8 billion to $1.9 billion
Net rental equipment capital expenditures:	$400 million to $600 million
Gross capex:	$900 million to $1.1 billion
As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2025 by investing in its fleet, optimizing its existing fleet, capitalizing on recent acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.

Earnings Call and Webcast Information
Herc Holdings' second quarter 2025 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-715-9871 and international participants should call the country specific dial in numbers listed at https://registrations.events/directory/international/itfs.html, using the access code: 9128891. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.
Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier and, with the recent acquisition of H&E Equipment Services, we have 622 locations across North America and 2024 pro forma total revenues were approximately $5.1 billion. We offer products and services aimed at helping customers work more efficiently, effectively, and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, and lighting equipment. Our ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shorting equipment as well as our ProContractor professional grade tools. We employ approximately 10,200 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.

Certain Additional Information
In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).
•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. You should not place undue reliance on the forward-looking statements. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our industry and our dependence on the levels of capital investment and maintenance expenditures by our customers; (2) the competitiveness of our industry, including the potential downward pricing pressures or the inability to increase prices; (3) our dependence on relationships with key suppliers; (4) our heavy reliance on communication networks, centralized information technology systems and third party technology and services and our ability to maintain, upgrade or replace our information technology systems; (5) our ability to respond adequately to changes in technology and customer demands; (6) our ability to attract and retain key management, sales and trades talent; (7) our rental fleet is subject to residual value risk upon disposition; (8) the impact of climate change and the legal and regulatory responses to such change; (9) our ability to execute our strategy to grow through strategic transactions; (10) our significant indebtedness; and (11) our ability to integrate the acquisition of H&E Equipment Services, Inc. into our business and our ability to realize the anticipated benefits of the transaction. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share, free cash flow, adjusted free cash flow and certain results excluding the Cinelease studio entertainment business. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.

Contact:
Leslie Hunziker
Senior Vice President,
Investor Relations, Communications & Sustainability
Leslie.hunziker@hercrentals.com
239-301-1675

(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Equipment rental	$870	$765	$1,609	$1,484
Sales of rental equipment	106	65	211	134
Sales of new equipment, parts and supplies	17	10	28	19
Service and other revenue	9	8	15	15
Total revenues	1,002	848	1,863	1,652
Expenses:
Direct operating	379	326	706	633
Depreciation of rental equipment	195	165	367	325
Cost of sales of rental equipment	86	45	162	91
Cost of sales of new equipment, parts and supplies	10	6	18	12
Selling, general and administrative	127	117	245	229
Transaction expenses	73	3	147	6
Non-rental depreciation and amortization	45	30	78	59
Interest expense, net	86	63	148	124
Loss on assets held for sale	49	—	49	—
Other expense (income), net	(2)	—	(3)	(1)
Total expenses	1,048	755	1,917	1,478
Income (loss) before income taxes	(46)	93	(54)	174
Income tax benefit (provision)	11	(23)	1	(39)
Net income (loss)	$(35)	$70	$(53)	$135

Weighted average shares outstanding:
Basic	30.0	28.4	29.2	28.3
Diluted	30.0	28.5	29.2	28.4
Earnings (loss) per share:
Basic	$(1.17)	$2.46	$(1.82)	$4.77
Diluted	$(1.17)	$2.46	$(1.82)	$4.75

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2025	December 31, 2024
ASSETS	(unaudited)
Cash and cash equivalents	$53	$83
Receivables, net of allowances	778	589
Prepaid expenses	63	47
Other current assets	26	40
Current assets held for sale	23	17
Total current assets	943	776
Rental equipment, net	6,015	4,225
Property and equipment, net	865	554
Right-of-use lease assets	1,475	852
Intangible assets, net	1,622	572
Goodwill	2,901	670
Other long-term assets	17	8
Long-term assets held for sale	180	220
Total assets	$14,018	$7,877

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$28	$21
Current maturities of operating lease liabilities	55	39
Accounts payable	325	248
Accrued liabilities	391	239
Current liabilities held for sale	19	15
Total current liabilities	818	562
Long-term debt, net	8,251	4,069
Financing obligations, net	98	101
Operating lease liabilities	1,454	842
Deferred tax liabilities	1,377	800
Other long-term liabilities	53	47
Long-term liabilities held for sale	56	60
Total liabilities	12,107	6,481
Total equity	1,911	1,396
Total liabilities and equity	$14,018	$7,877

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(53)	$135
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of rental equipment	367	325
Depreciation of property and equipment	47	39
Amortization of intangible assets	31	20
Amortization of deferred debt and financing obligations costs	3	2
Stock-based compensation charges	12	9
Provision for receivables allowances	31	28
Loss on assets held for sale	49	—
Deferred taxes	(58)	20
Gain on sale of rental equipment	(49)	(43)
Other	5	6
Changes in assets and liabilities, net of effects from acquisitions:
Receivables	3	(22)
Other assets	(14)	9
Accounts payable	(6)	13
Accrued liabilities and other long-term liabilities	44	17
Net cash provided by operating activities	412	558
Cash flows from investing activities:
Rental equipment expenditures	(421)	(468)
Proceeds from disposal of rental equipment	183	125
Non-rental capital expenditures	(80)	(71)
Proceeds from disposal of property and equipment	9	4
Acquisitions, net of cash acquired	(4,251)	(290)
Net cash used in investing activities	(4,560)	(700)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,467	800
Proceeds from revolving lines of credit and securitization	3,361	840
Repayments on revolving lines of credit and securitization	(2,645)	(1,433)
Principal payments under finance lease and financing obligations	(10)	(10)
Dividends paid	(41)	(39)
Other financing activities, net	(14)	(17)
Net cash provided by financing activities	4,118	141
Effect of foreign exchange rate changes on cash and cash equivalents	—	—
Net change in cash and cash equivalents during the period	(30)	(1)
Cash and cash equivalents at beginning of period	83	71
Cash and cash equivalents at end of period	$53	$70

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of transaction related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$(35)	$70	$(53)	$135
Income tax provision (benefit)	(11)	23	(1)	39
Interest expense, net	86	63	148	124
Depreciation of rental equipment	195	165	367	325
Non-rental depreciation and amortization	45	30	78	59
EBITDA	280	351	539	682
Non-cash stock-based compensation charges	5	4	11	9
Transaction related costs	73	3	147	6
Loss on assets held for sale	49	—	49	—
Other(1)	(1)	2	(1)	2
Adjusted EBITDA	$406	$360	$745	$699

Total revenues	1,002	848	1,863	1,652
Adjusted EBITDA	$406	$360	$745	$699
Adjusted EBITDA margin	40.5%	42.5%	40.0%	42.3%
(1) Other consists of restructuring charges and spin-off costs.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA, ADJUSTED EBITDA AND ADJUSTED REBITDA
EXCLUDING STUDIO ENTERTAINMENT RECONCILIATIONS
Unaudited
(in millions)

EBITDA, Adjusted EBITDA, REBITDA, Adjusted EBITDA Margin, REBITDA Margin and REBITDA Flow-Through Excluding Studio Entertainment - Each metric below has been adjusted to exclude the studio entertainment business due to the intent to sell that business and provides the operating performance of the remaining business.

	Three Months Ended June 30, 2025			Three Months Ended June 30, 2024
	Herc	Studio	Ex-Studio	Herc	Studio	Ex-Studio
Equipment rental revenue	$870	$16	$854	$765	$26	$739
Total revenues	1,002	18	984	848	29	819
Total expenses	1,048	66	982	755	21	734
Income (loss) before income taxes	(46)	(48)	2	93	8	85
Income tax (provision) benefit	11	12	(1)	(23)	(4)	(19)
Net income (loss)	(35)	(36)	1	70	4	66
Income tax provision	(11)	(12)	1	23	4	19
Interest expense, net	86	—	86	63	—	63
Depreciation of rental equipment	195	—	195	165	—	165
Non-rental depreciation and amortization	45	—	45	30	—	30
EBITDA	280	(48)	328	351	8	343
Non-cash stock-based compensation charges	5	—	5	4	—	4
Transaction related costs	73	1	72	3	—	3
Loss on assets held for sale	49	49	—	—	—	—
Other	(1)	(1)	—	2	—	2
Adjusted EBITDA	406	1	405	360	8	352
Less: Gain (loss) on sales of rental equipment	20	(1)	21	20	1	19
Less: Gain (loss) on sales of new equipment, parts and supplies	7	1	6	4	1	3
Rental Adjusted EBITDA (REBITDA)	$379	$1	$378	$336	$6	$330

Total revenues	$1,002	$18	$984	$848	$29	$819
Adjusted EBITDA	$406	$1	$405	$360	$8	$352
Adjusted EBITDA margin	40.5%	5.6%	41.2%	42.5%	27.6%	43.0%

Total revenues	$1,002	$18	$984	$848	$29	$819
Less: Sales of rental equipment	106	(1)	107	65	—	65
Less: Sales of new equipment, parts and supplies	17	1	16	10	2	8
Equipment rental, service and other revenues	$879	$18	$861	$773	$27	$746

Equipment rental, service and other revenues	$879	$18	$861	$773	$27	$746
Adjusted REBITDA	$379	$1	$378	$336	$6	$330
Adjusted REBITDA margin	43.1%	5.6%	43.9%	43.5%	22.2%	44.2%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA, ADJUSTED EBITDA AND ADJUSTED REBITDA
EXCLUDING STUDIO ENTERTAINMENT RECONCILIATIONS
Unaudited
(In millions)

EBITDA, Adjusted EBITDA, REBITDA, Adjusted EBITDA Margin, REBITDA Margin and REBITDA Flow-Through Excluding Studio Entertainment - Each metric below has been adjusted to exclude the studio entertainment business due to the intent to sell that business and provides the operating performance of the remaining business.

	Six Months Ended June 30, 2025			Six Months Ended June 30, 2024
	Herc	Studio	Ex-Studio	Herc	Studio	Ex-Studio
Equipment rental revenue	$1,609	$31	$1,578	$1,484	$55	$1,429
Total revenues	1,863	35	1,828	1,652	59	1,593
Total expenses	1,917	83	1,834	1,478	42	1,436
Income (loss) before income taxes	(54)	(48)	(6)	174	17	157
Income tax (provision) benefit	1	12	(11)	(39)	(6)	(33)
Net income (loss)	(53)	(36)	(17)	135	11	124
Income tax provision	(1)	(12)	11	39	6	33
Interest expense, net	148	—	148	124	—	124
Depreciation of rental equipment	367	—	367	325	—	325
Non-rental depreciation and amortization	78	—	78	59	—	59
EBITDA	539	(48)	587	682	17	665
Non-cash stock-based compensation charges	11	—	11	9	—	9
Transaction related costs	147	2	145	6	1	5
Loss on assets held for sale	49	49	—	—	—	—
Other	(1)	(1)	—	2	—	2
Adjusted EBITDA	745	2	743	699	18	681
Less: Gain (loss) on sales of rental equipment	49	—	49	43	1	42
Less: Gain (loss) on sales of new equipment, parts and supplies	10	1	9	7	2	5
Rental Adjusted EBITDA (REBITDA)	$686	$1	$685	$649	$15	$634

Total revenues	$1,863	$35	$1,828	$1,652	$59	$1,593
Adjusted EBITDA	$745	$2	$743	$699	$18	$681
Adjusted EBITDA margin	40.0%	5.7%	40.6%	42.3%	30.5%	42.7%

Total revenues	$1,863	$35	$1,828	$1,652	$59	$1,593
Less: Sales of rental equipment	211	—	211	134	—	134
Less: Sales of new equipment, parts and supplies	28	2	26	19	3	16
Equipment rental, service and other revenues	$1,624	$33	$1,591	$1,499	$56	$1,443

Equipment rental, service and other revenues	$1,624	$33	$1,591	$1,499	$56	$1,443
Adjusted REBITDA	$686	$1	$685	$649	$15	$634
Adjusted REBITDA Margin	42.2%	3.0%	43.1%	43.3%	26.8%	43.9%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, transaction related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$(35)	$70	$(53)	$135
Transaction related costs	73	3	147	6
Loss on assets held for sale	49	—	49	—
Other(1)	(1)	2	(1)	2
Tax impact of adjustments(2)	(30)	(1)	(49)	(2)
Adjusted net income	$56	$74	$93	$141

Diluted shares outstanding	30.0	28.5	29.3	28.4

Adjusted earnings per diluted share	$1.87	$2.60	$3.17	$4.96
(1) Other consists of restructuring charges and spin-off costs.
(2) The tax rate applied for adjustments is 25.0% in the three and six months ended June 30, 2025 and 25.5% in the three and six months ended June 30, 2024 and reflects the statutory rates in the applicable entities.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Six Months Ended June 30,
	2025	2024
Net cash provided by operating activities	$412	$558

Rental equipment expenditures	(421)	(468)
Proceeds from disposal of rental equipment	183	125
Net rental equipment expenditures	(238)	(343)

Non-rental capital expenditures	(80)	(71)
Proceeds from disposal of property and equipment	9	4
Free cash flow	$103	$148

Acquisitions, net of cash acquired	(4,251)	(290)
Decrease (increase) in net debt, excluding financing activities	$(4,148)	$(142)